KEYSTONE MUTUAL FUNDS
SECOND AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT dated as of this 1st day of July, 2012, to the Distribution Agreement (the “Agreement”), dated as of June 29, 2006, as amended March 23, 2010, is entered into by and among Keystone Mutual Funds, a Delaware business trust, (the “Trust”), Cornerstone Capital Management, Inc., a Minnesota corporation (the “Advisor”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement; and

WHEREAS, Section 11 paragraph B of the Agreement allows for its amendment by a written instrument executed by the parties;

NOW, THEREFORE, the parties agree as follows:

Section 11 Term of Agreement; Amendment; Assignment, paragraph A shall be superseded and replaced with the following:

11 Term of Agreement; Amendment; Assignment

A.  This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed.   The Agreement shall be specifically approved at least annually by: (i) the Trust’s Board, or (ii) the vote of a “majority of the outstanding voting securities” of a Fund, and provided that in either event, the continuance is also approved by a majority of the Trust’s Board who are not “interested persons” of any party to this Agreement, by a vote cast in person at a meeting called for the purpose of voting on such approval.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEYSTONE MUTUAL FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Loren Kix	By: /s/ James R. Schoenike
Name: Loren Kix	Name: James R. Schoenike
Title: Senior Vice President	Title: President

CORNERSTONE CAPITAL MANAGEMENT, INC.
By: /s/ Loren Kix
Name: Loren Kix
Title: Senior Vice President

7/2012                                   1